Thacher Proffitt & Wood
                                                       Two World Trade Center
                                                       New York, New York  10048


WRITER'S DIRECT DIAL
(212) 912-7435


                                                November 18, 1996


Big Foot Financial Corp.
1190 RFD
Long Grove, Illinois  60047-7304

                Re:   Fairfield Savings Bank Profit Sharing and Savings Plan
                      ------------------------------------------------------

Dear Sirs:

               We have acted as counsel for Big Foot Financial Corp., an Illinois corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 200,000 shares of its common stock, par value $.01 per share ("Shares"), which may be issued to participants in the Fairfield Saving Bank Profit Sharing and Savings Plan ("Plan") and with respect to participation interests in the Plan ("Plan Interests"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the state of Illinois.

               We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

               Based on the foregoing, we are of the opinion that the Shares and Plan Interests which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Shares and Plan Interests will be validly issued, fully paid and non-assessable.

Big Foot Financial Corp.
November 18, 1996                                                        Page 2.

               In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

               This opinion is given solely for the benefit of the Corporation and purchasers of shares and interests under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              THACHER PROFFITT & WOOD

                                              By: /s/ W. Edward Bright
                                                 ---------------------
                                                 W. Edward Bright